UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2017

COLLECTORS UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34240	33-0846191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1921 E. Alton Avenue, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 567-1234

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On January 10, 2017, Collectors Universe, Inc. (the ”Company”) obtained a three-year, $10 million unsecured revolving credit line (the “Credit Line”) from ZB N.A., dba California Bank &Trust (“CBT” or the “Bank”), on the terms and subject to the conditions set forth in a Business Loan Agreement dated January 10, 2017, as modified by an Addendum to Business Loan Agreement (as so modified, the “Loan Agreement”), a copy of which is attached as Exhibit 10.98 to this Current Report on Form 8-K. The Company is entitled to draw down borrowings under the Credit Line at such times and in such amounts as it may request, provided that the maximum principal amount of the borrowings that may be outstanding at any one time under the Credit Line may not exceed $10 million. The Company also may, at any time or from time to time and at its option, repay outstanding borrowings, in whole or in part, and may reborrow amounts so repaid at such times and in such amounts as it deems appropriate, except that no borrowings may be outstanding under the Credit Line during a 30 consecutive day period each year (each an “Annual Clean Up Period”) during the term of the Loan Agreement.

The Loan Agreement provides for the Company to make interest-only payments on outstanding Credit Line borrowings until the maturity date of January 10, 2020, when any outstanding borrowings must be repaid together with any accrued but unpaid interest. Credit Line borrowings will bear interest, at the Company’s option, at LIBOR plus 2.25% or at 0.25% below the highest prime lending rate published from time to time by the Wall Street Journal. The Company will be required to pay a quarterly used commitment fee of 0.0625% of the amount by which (if any) that the average of the borrowings outstanding under the Credit Line in any calendar quarter is less than $4 million. Borrowing under the Credit Line will be evidenced by a Promissory Note, as modified by an Addendum to Promissory Note (as so modified, the “Promissory Note”) entered into by the Company in favor of the Bank. A copy of the Promissory Note is attached as Exhibit 10.98 to this Current Report on Form 8-K.

The Loan Agreement contains a financial covenant that requires the Company to maintain a funded debt coverage ratio, and certain other covenants typical for this type of credit line. The Loan Agreement also includes a covenant which provides that, without the Bank’s consent, the Company may not incur additional indebtedness for borrowed money (other than purchase money indebtedness and obligations under capitalized leases). Prior to its entry into the Loan Agreement, the Company did not have any indebtedness for borrowed money. The Company’s ability to borrow under the credit line is subject to its compliance with those covenants on an ongoing basis. If the Company were to default in the payment of interest or principal, when due, or in its compliance with any of those covenants, and fails to cure any such default within the applicable cure period, as set forth in the Loan Agreement, the Bank may accelerate the maturity date of the Credit Line, in which event the Company would then have to pay all of the outstanding principal and any unpaid interest in single lump sum payment and the Credit Line would be terminated.

The foregoing summaries of the Loan Agreement and Promissory Note are not intended to be complete and are qualified in their entirety by reference to the Loan Agreement and Promissory Note, copies of which are attached as Exhibits 10.98 and 10.99, respectively, to this Current Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described in Item 1.01 above in this Current Report, the Company has obtained a three year $10 million unsecured revolving credit line from CB&T on the terms and subject to the conditions set forth in the Loan Agreement and Promissory Note referenced above. Reference is hereby made to, and there is hereby incorporated into this Item 2.03, the information contained in Item 1.01 of this Report regarding the Credit Line and the Loan Agreement and Promissory Note, which is qualified in its entirety by reference to Exhibits 10.98 and 10.99 hereto.

Item 7.01	Regulation FD Disclosure

On January 12, 2017, the Company issued a press release announcing that it has obtained the above-described Credit Line and, in connection therewith, had entered into the above-described Loan Agreement and Promissory Note with CB&T. A copy of that press release is attached as Exhibit 99.1 to this Current Report.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item  7.01 of this Report, and Exhibit 99.1 hereto, are being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information or such Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”).

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

10.98	Business Loan Agreement and related Addendum (the “Loan Agreement”) entered into January 10, 2017 by the Company and ZB N.A., dba California Bank & Trust (“CB&T”),

10.99	Promissory Note, and Addendum, entered into by the Company pursuant to the Loan Agreement with ZB N.A., dba California Bank & Trust.

99.1	Press release issued January 12, 2017 by Collectors Universe, Inc. announcing that it has obtained a three-year $10 million revolving credit line from ZB N.A., dba California Bank & Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: January 13, 2017	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.98	Business Loan Agreement and related Addendum (the “Loan Agreement”) entered into January 10, 2017 by the Company and ZB N.A., dba California Bank & Trust (“CB&T”),

10.99	Promissory Note, and Addendum, entered into by the Company pursuant to the Loan Agreement with ZB N.A., dba California Bank & Trust.

99.1	Press release issued January 12, 2017 by Collectors Universe, Inc. announcing that it has obtained a three-year $10 million revolving credit line from ZB N.A., dba California Bank & Trust.

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